Exhibit 99.2

MAX RE CAPITAL ANNOUNCES DIRECTOR RESIGNATION

HAMILTON, Bermuda, January 30, 2004 — Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced the resignation of Mr. Stephan Bub from the Company’s Board of Directors.

Mr. Bub’s resignation is occasioned by his desire to pursue other interests. Mr. Bub has been a director of the Company since May 2001.

Mr. Robert J. Cooney, Chairman, President & CEO stated “We are sorry to see Stephan leave. He has made a valuable contribution to the Company during the period he has been with us. We wish him well in his future endeavors.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited offers customized risk financing solutions to life and health insurers, property and casualty insurers, and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by such statements include but are not limited to those discussed in the Company’s prospectus filed with the Securities and Exchange Commission. Max Re undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

http://maxre.bm

Keith S. Hynes	N. James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441-296-8800
keithh@maxre.bm	jimt@maxre.bm